Exhibit 10.1

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

SUPPLY AGREEMENT

This Supply Agreement (hereinafter referred to as the “Agreement”) is entered into this 7th day of March, 2005 (the “Effective Date”), by and between Cambrex Bio Science Walkersville, Inc. (“Seller”), with offices located at 8830 Biggs Ford Rd., Walkersville, MD 21793, USA and Xcyte Therapies, Inc. (“Buyer”), with offices located at 1124 Columbia Street, Suite 130, Seattle, WA 98104.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Product

Seller agrees to sell and Buyer agrees to purchase the materials specified in Exhibit A (the “Materials”) under the terms and conditions of this Agreement.

2.	Quality and Warranties

a.	Seller shall supply the Materials in accordance with the Quality Assurance Agreement (the “QA Agreement”) signed by the parties and in accordance with the specifications contained in Exhibit B, which shall include a functional test for the Materials to be performed by both parties that may be amended and/or updated from time to time upon mutual agreement of the parties (the “Functional Testing”), and any other specifications which the parties may mutually agree to in writing (the “Material Specifications”). Seller guarantees and warrants that at the time of delivery of the Materials to the Buyer designated delivery location, Materials shall comply with the applicable Material Specifications, and any laws, regulations, or statutes then applicable to the production of Materials, such as but not limited to cGMP (current good manufacturing practice) guidelines and ISO 9001 (2000).

b.	All Materials purchased by Buyer shall, prior to shipment, be inspected, tested and approved by Seller as satisfactory and meeting all applicable Material Specifications. Seller shall provide to Buyer a certification of analysis and/or conformance with each shipment that verifies that the Material(s) meets all applicable Material Specifications. Promptly after the Effective Date, Seller shall confirm in writing with Buyer the validated lot size of the Materials, and shall not change such lot size without the prior written consent of Buyer. Seller shall promptly notify Buyer of any discrepancies or nonconformance of raw materials known to Seller to be used in the production of the Materials (including but not limited to information relating to the operation of the aseptic filling suite).

c.	Upon request from Buyer, Seller shall fully cooperate in a site audit by any representatives of Buyer to assess and ensure adequate quality assurance systems in accordance with FDA’s Quality System Regulations at 21 C.F.R. Part 820 and ISO 9001 (2000) in connection with the Materials. Buyer shall provide reasonable advance notice to Seller of such audit and conduct the audit during normal business hours at mutually agreed upon times. Buyer shall limit such audits to no more than once every 12 months unless Buyer reasonably determines there are quality issues or discrepencies that warrant additional audits. If Buyer observes a condition during an audit which reasonably causes it to believe that the Materials are not being manufactured in accordance with regulations as set forth in FDA’s Quality System Regulations at 21 C.F.R. Part 820, ISO 9001 (2000) or the Materials Specifications, Seller shall address the concerns and provide necessary modifications required to bring the facilities and production procedures into such compliance.

d.	Should Buyer request Seller to provide proof of production, such as the certificate of analysis, of the Materials to a regulatory authority, Seller shall reasonably cooperate and supply available information in response to such request. Buyer shall reimburse any direct and reasonable costs incurred by Seller in complying with such request.

e.	Seller shall use commercially reasonable efforts to notify Buyer in advance of any supply shortage to allow Buyer enough time to identify an alternate supplier, and, in the event that Seller is unable to supply Materials to Buyer for more than a six month period, Seller shall cooperate in good faith with Buyer and any such alternate supplier to assist Buyer in securing an alternative means of supply, provided that any such alternative supplier enters into a confidentiality agreement with Seller upon terms and conditions reasonably satisfactory to Seller. In the event Seller’s primary manufacturing location becomes incapable of producing the Materials, Seller will use commercially reasonable efforts to produce the Materials in an alternative cGMP facility, with Buyer’s prior written consent.

f.	THE WARRANTIES IN THIS ARTICLE ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES WHETHER STATUTORY, EXPRESS OR IMPLIED (INCLUDING ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE AND ALL WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE).

3.	Orders, Forecasts and Price

3.1	Purchase Orders

Buyer must submit a written purchase order(s) (the “Purchase Order(s)”) to Seller for Buyer’s requirements of Materials. Buyer acknowledges that Seller’s typical manufacturing cycle time from the date of receipt and acceptance of a Purchase Order is [*], meaning that from the time the Purchase Order is received and

[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

accepted by Seller, it will be a minimum of [*] before the manufacture of the quantity of Materials covered by a Purchase Order is complete. Any Purchase Order that Buyer wishes to place with Seller shall be submitted by post/regular mail, facsimile or any other mutually agreed upon manner. Seller shall send its written confirmation of receipt of each Purchase Order from Buyer within seven (7) days from the date of receipt by Seller of the Purchase Order. If Buyer claims that no such confirmation was received, and Seller is able to demonstrate from its records that one was sent, then the Purchase Order(s) shall be considered accepted. Seller’s failure to notify Buyer of Seller’s rejection of a Purchase Order shall constitute Seller’s acceptance of such Purchase Order. Each Purchase Order submitted by Buyer must contain a proposed delivery date. If Seller is unable to meet the proposed delivery date contained in the Purchase Order, Seller will duly note such in its confirmation of receipt of the Purchase Order, and Seller and Buyer will agree on a new delivery date in writing. Each Party shall have the right to require correction of obvious calculation and typing errors in the Purchase Order(s).

3.2	Price

The initial price of the Materials during the term of this Agreement shall be as listed on Exhibit A. An increase of [*] shall be permitted on January 1 of every other year during the term of this Agreement, beginning January 1, 2006. If Seller’s raw material costs associated with the supply of Materials increase or decrease by more than [*] from the cost of such raw materials as of the Effective Date (as substantiated by Seller), and such change is due to reasons beyond the control of both parties, a reasonable adjustment to account for such change (downward or upward, as applicable) will be made to the Materials price so long as such price is agreed upon by both parties in writing as being reasonable based on the change in raw materials costs.

3.3	Forecasts

In addition to the submission of Purchase Orders, Buyer may, in its sole discretion and on a quarterly basis, provide Seller with a [*] rolling forecast of Buyer’s Materials requirements during the forthcoming [*] period. Should Buyer wish to submit such forecasts, Seller shall confirm each such forecast in writing within ten (10) business days after receipt by Seller. If Seller is not able to confirm the total quantity requirement as detailed in the forecast, Seller shall, within the same ten (10) day time period, confirm the quantity that it is able to confirm at that time and give Buyer an early warning notice that it may be unable to meet the rest of the quantity requirements. Seller agrees that any forecast provided by Buyer is a non-binding estimate based on Buyer´s assumptions at the time of submission of such forecast. However, if the quantity requirements of a forecast, or any portion of the quantity requirements, have been confirmed by Seller, the confirmed portion of such forecast shall becomes binding [*] before the forecasted delivery date for such quantity of Materials. All forecasts, whether binding or non-binding, are subject to Buyer’s submission of Purchase Orders.

[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.4	Cancellation of Purchase Orders

Due to the manufacturing cycle time stated in Section 3.1, any cancellation of a Purchase Order by Buyer, which is not based upon a material breach of the Seller, must be made within 2 weeks of Seller’s receipt of such Purchase Order. If a Purchase Order cancellation, which is not based upon a material breach of the Seller, is received by Seller outside of this timeframe, Buyer will be liable for the total quantity of Materials covered by such Purchase Order, in accordance with the pricing contained in Section 3.2.

3.5	Alternate Manufacturing Facility

An affiliate of Seller has an alternate manufacturing location for the Materials at laboratories and manufacturing plant located at Verviers, Belgium. In the event Seller’s primary manufacturing location at Walkersville, MD becomes incapable of manufacturing the Materials, Seller will use commercially reasonable efforts to manufacture the Materials at such Belgium facility but only with Buyer’s prior written consent. The Walkersville, MD plant will continue to take responsibility for regulatory and contractual compliance of product manufactured in Belgium, unless otherwise requested by Buyer. If Buyer elects to allow Seller to manufacture the Materials at such Belgium facility, Seller acknowledges and agrees that Seller shall be responsible for the shipping and importation costs to the extent such costs are in excess of the shipping costs if such Materials had been shipped from the Walkersville, MD facility to Buyer.

4.	Shipment, Delivery and Delivery Dates

The price stated in Section 3.2 is for delivery of Materials by truck. Delivery by any other means will increase the price stated in Section 3.2. Shipment of the Materials shall be CPT SEATTLE, WASHINGTON, USA (INCOTERMS 2000) including packing. Delivery to any other destination designated by Buyer may increase the price. The delivery date shall be the date stated in the Purchase Order in accordance with Section 3.1, or such other date as the parties may mutually agree to in writing.

5.	Inspection and Acceptance

Buyer shall have the right to request and pre-test any samples of the Materials available prior to lot shipment by Seller to Buyer. Within [*] after receipt of any delivery of the Materials, Buyer shall inspect and conduct Functional Testing on such delivered Materials to determine whether the Materials meet the warranties contained in Section 2. If, based on such inspection and testing, Buyer finds more than [*] of the Materials are defective (the “Acceptable Quality Limit”) in any one particular lot shipment, Buyer shall have the right to reject the entire lot shipment. If the number of defective items of Materials falls below the Acceptable Quality Limit in a particular lot shipment, Buyer shall reject only the specific items found to be defective. Any rejection by Buyer due to failure to meet the

[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

warranties contained in Section 2, including functional product specifications, must be in writing, and if such written notice is not received within such [*] period, then Buyer is deemed to have accepted that particular shipment of Materials. If Seller disputes a Buyer’s rejection in good faith under this Section 5, the dispute shall be submitted to an arbitrator in accordance with Section 14.11. If Seller does not dispute Buyer’s rejection, or if the arbitrator determines in accordance with Section 14.11 that such rejection is proper, Seller will replace such rejected shipment of Materials or refund to Buyer any sums paid therefor. In addition, Seller shall be responsible for the costs of all freight and shipping of the Materials back to Seller pursuant to a valid rejection by Buyer in accordance with this Section. Seller shall not be obligated to replace any Materials hereunder if the Materials’ nonconformance was caused by Buyer’s misuse, neglect, or improper storage. The remedies provided in this Agreement are Buyer’s exclusive remedies for any failure of Seller to comply with the warranties contained in Section 2. Such remedies shall constitute complete fulfilment of all such liabilities of Seller whether the claims of Buyer are based in contract, in tort (including negligence or strict liability), or otherwise.

6.	Invoicing and Payment

Seller shall invoice Buyer at the time of shipment of the Materials. Buyer must pay all invoices net [*] from the date of the invoice. All payments must be in United States Dollars and must be by wire transfer or check.

7.	Title and Risk of Loss

Title and risk of loss shall pass to Buyer when the Materials, together with all documents as required by this Agreement or the QA Agreement to be shipped with the Materials, have been delivered to Buyer at the destination specified in accordance with Section 4.

8.	Regulatory

8.1 To the extent that Buyer determines that applications to and approval from the FDA or other governmental authority are necessary for a product manufactured by Buyer which incorporates or uses the Materials, Seller will cooperate fully with Buyer by providing available technical information about the Materials to Buyer for incorporation in Buyer’s application (in a manner designed to protect the confidentiality of any proprietary information, data or materials therein) or by permitting Buyer to cross-reference Seller’s device or drug master file to the extent it makes reference to the Materials. Seller may charge Buyer a reasonable fee for annual device or drug master file reference and updates and any other assistance provided by Seller under this Section 8.1, provided that Seller give Buyer prior written notice of such fee.

[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.2	Non-U.S. Requirements.

To the extent that any requirements of European or other non-US authorities are different than those of the U.S. government, the parties may amend the Material Specifications to bring them into compliance therewith, and agree to negotiate in good faith any modifications to the Material Specifications occasioned by virtue of Buyer’s supply of the Materials to a European or other non-US country, and any change to the price of Materials necessitated by such modifications.

8.3	Export Control.

Each party shall not export or re-export, either directly or indirectly, any technical data relating to the Materials, incorporating Confidential Information or any direct product of the technical data (the Materials) in contravention of any laws or regulations of the United States, including but not limited to the United States Export Administration Act of 1979 as amended, the Trading With the Enemy Act, and the regulations of the U.S. Departments of Commerce, Defense, State, Energy and Treasury pursuant thereto.

8.4	Notice; Critical Changes.

Seller must provide Buyer with [*] written notice prior to making any Critical Changes directly or indirectly related to the Materials. All other material changes affecting the Materials shall require 90 days’ written notice to the Buyer. A “Critical Change” shall be defined as [*].

9.	Indemnification and Limitation of Liability

Each party agrees to defend, indemnify and hold the other party, its employees, agents, and representatives, harmless from any and all, losses, damages, claims, liabilities, judgments, costs (including but not limited to reasonable attorneys fees), and expenses arising out of or connected with the material breach of this Agreement by such party, except where caused by the sole negligence or wilful malfeasance of the indemnified party. Seller’s total liability to Buyer for any and all claims under this Agreement shall be limited to the amount paid by Buyer to Seller during the twenty four (24) months preceding the event which gave rise to such liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.	Hardship and Force Majeure

If, during the Term of this Agreement, there should be any case of hardship for one of the parties hereto, and, taking into account the interests of both of them, it would be considered unreasonable to request the affected party’s continued performance, the parties shall use their best endeavours to reach an amicable solution. If an amicable solution for both parties cannot be reached, the dispute will be submitted to an arbitrator in accordance with Section 14.11. Any and all circumstances beyond the reasonable control of the parties including, but not limited to, acts of God, war, riots, labour disputes, lock-outs, unavoidable break-downs and acts of authorities, shall release the party hereto affected by such circumstances from its respective obligations under or pursuant to this Agreement for the duration of such contingencies and to the extent of the effects resulting therefrom. If any such case occurs, the party affected shall inform the other party immediately upon the affected party becoming aware of such circumstances and the affected party shall inform the other party of the presumable duration and extent of such contingency. Moreover, the party affected shall promptly take care to settle such contingencies so that the performance of the obligations under this Agreement can be resumed as soon as possible. The parties shall endeavour to make up for all deliveries of Materials not made because of such contingencies.

11.	Confidential Information

10.1 During the course of and in connection with this Agreement, one party (the “Disclosing Party”) may provide certain Confidential Information, as hereinafter defined, to the other party (the “Receiving Party”). “Confidential Information” shall mean any and all information, data, know-how, whether written or otherwise, technical or non-technical, as well as tangible materials, including without limitation, reagents and materials, samples, models, drawings, assay protocols or diagrams disclosed by the Disclosing Party to the Receiving Party. Receiving Party acknowledges that all Confidential Information provided to the Receiving Party will be the sole property of the Disclosing Party and shall be treated as Confidential Information.

10.2 Receiving Party agrees: (i) to only use the Confidential Information for the purposes set forth herein; (ii) to treat the Confidential Information as it would its own confidential information (but in no event less than a reasonable degree of care); and (iii) not to disclose the Confidential Information to any third-party without the prior written consent of the Disclosing Party; except as required to be disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that the Receiving Party shall provide prompt notice of such court order or requirement to the Disclosing Party to enable the Disclosing Party to seek a protective order or otherwise prevent or restrict such disclosure, if applicable.

10.3 The Receiving Party shall be relieved of all obligations under this Section 10 regarding Confidential Information, which the Receiving Party can demonstrate: (i) was known to the Receiving Party prior to receipt hereunder as set forth in the written records of the Receiving Party; or (ii) at the time of disclosure to the Receiving Party was generally available to the public, or which after disclosure hereunder, becomes generally available to the public, through no fault of the Receiving Party; or (iii) is hereafter made available to the

Receiving Party for use or disclosure by the Receiving Party from any third-party having a right to do so.

10.4 This Section 10 shall survive for a period of five (5) years from any termination or expiration of this Agreement.

12.	Intellectual Property

Buyer acknowledges that all information surrounding the Materials, including but not limited to, formulations and the processing and manufacturing of Materials is the proprietary and confidential intellectual property of Seller; provided, however, that the design of the packaging used on the Materials supplied to Buyer hereunder shall be the proprietary and confidential intellectual property of Buyer.

13.	Term

The term of this Agreement shall begin as of the Effective Date and shall terminate ten (10) years from such date (the “Term”). Thereafter, it shall continue for renewal terms of one (1) year each under the same terms and conditions, unless terminated in writing by giving at least twelve (12) months prior written notice if Seller is the terminating party and at least six (6) months prior written notice if Buyer is the terminating party.

14.	Misc.

14.1	Assignment

This Agreement shall be binding on and inure to the benefit of the parties hereto and their successors and assigns. This Agreement and the rights and obligations hereunder may be assigned by Seller to an affiliate of Seller and/or in connection with an assignment of all or substantially all of the assets of Seller. Buyer shall be entitled to have its rights, benefits and obligations under this Agreement assigned to companies in which it holds a direct or indirect interest of at least 50%. Buyer shall inform Seller of such an assignment immediately.

14.2	Entire Agreement

The entire contract and understanding of the parties to this Agreement concerning the subject matter hereof is contained herein. This Agreement supersedes all prior agreements, representations or understandings of the parties with respect to the subject matter hereof

14.3	Amendments

Alterations to and amendments of this Agreement, including this clause and the Exhibits hereto, shall only be valid if made in writing and signed by both parties.

14.4	Use of Name

Neither party shall make use of the establishment of this Agreement or the use of the other party’s name(s) or trademarks or the name(s) of any member of the other party’s staff for publicity or advertising purposes, except with the prior written consent of authorized representatives of the other party.

14.5	Independent Contractors

For purposes of this Agreement, neither party shall not be deemed an agent or employee of the other party, and does not have authority to bind the other party. Rather, each party shall be deemed an independent contractor.

14.6	Partial Invalidity

In the event that any of the provisions of this Agreement are invalid because they are inconsistent with the applicable law, this shall in no manner affect the validity of the other provisions of this Agreement. The parties hereto shall be obliged to replace such invalid provisions by new provisions having similar economic effects.

14.7	General Conditions of Sale

Seller’s general conditions of sale are not applicable to this Agreement. Should there be any conflict between terms contained on Buyer’s Purchase Order and this Agreement, the terms of this Agreement shall govern.

14.8	Applicable Law

This Agreement shall be construed in accordance with and be subject to the substantive laws of the State of New York.

14.9	No Waiver

Any failure of a party to this Agreement to require the other party to comply with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement.

14.10	Notice

Any notice required or permitted to be given hereunder shall be mailed by registered or certified mail, with return receipt requested, delivered by hand to the party to whom such notice is required or permitted to be given hereunder, or sent by facsimile with documentation of successful transmittal. If mailed, any such notice shall be deemed to have been given three (3) days after deposit in the mail/post. If delivered by hand, any such notice shall be deemed to have been given when received by the party to whom notice is given. If sent via facsimile, any such notice shall be deemed given on the day it is sent.

If to Buyer:	Attention: General Counsel Xcyte Therapies, Inc. 1124 Columbia Street, Ste 130 Seattle, WA 98104 Facsimile: 206-262-0900

If to Seller:	Attention: Roel Gordijn Cambrex Bio Science Walkersville, Inc. 8830 Biggs Ford Road Walkersville, MD 21793 Facsimile: 301-845-2924

With a copy to:	Attention: General Counsel Cambrex Corporation One Meadowlands Plaza East Rutherford, NJ 07030 Facsimile: 201-804-9852

Either Party may change the address to which notice to it is to be addressed by providing notice of such change in accordance with this provision.

14.11	Arbitration

A three-member arbitral tribunal in accordance with the arbitration rules of the American Arbitration Association and administered by the American Arbitration Association shall exclusively and finally settle all disputes resulting from, concerning the validity of or arising in connection with this Agreement. The unsuccessful party shall bear all the costs of the proceedings. Where no party is completely successful, the costs of the proceedings and the costs and expenses incurred by the parties for the proper conduct of the matter shall be shared proportionately. Arbitration shall take place in Baltimore, Maryland, if Buyer is the party initiating arbitration, and in Seattle, Washington, if Seller is the party initiating arbitration, and the language of the proceedings shall be English.

IN WITNESS WHEREOF, the parties have executed this Agreement by and through their duly authorized representatives as of the date first written above.

Xcyte Therapies, Inc.		Cambrex Bio Science Walkersville, Inc.

By:	/s/ Ronald J. Berenson	By:	/s/ N. David Eansor
Name: Ronald J. Berenson Title: President and CEO		Name: N. David Eansor Title: Vice President

Exhibit A

Materials

Materials	Part Code /Number	Price
Xcyte stimulation medium in a 10L Platinum UltraPAK bag with 10L fill. Minumum batch size [*]	08-430B	$	[	*]

[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit B

Materials Specifications